Exhibit 2.1



                          PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER, dated March 1, 2001 ("Agreement"), is entered into between Method Products Corp., a Florida corporation ("MPC-Florida"), and Method Products Corp., a Delaware corporation ("MPC-Delaware).

                                    RECITALS

         A. The respective Boards of Directors of MPC-Florida and MPC-Delaware believe that the best interests of MPC-Florida and MPC-Delaware and their respective stockholders will be served by the merger of MPC-Delaware with MPC-Florida under and pursuant to the provisions of this Agreement and the Delaware General Corporation Law and the Florida Business Corporation Act.

         B. MPC-Delaware has an aggregate authorized capital of 20,000,000 shares of common stock, par value $.0001 per share ("MPC Stock"). On March 1, 2001, there were 9,961,005 shares of MPC-Delaware Common Stock issued and outstanding.

         C. MPC-Florida has an aggregate authorized capital stock of 82,000,000 shares consisting of 80,000,000 million shares of Common Stock, par value $.0001 per share ("MPC- Delaware Common Stock') and 2,000,000 shares of blank check preferred stock, par value $.0001 par value ("MPC-Florida Preferred Stock). On the date hereof, there was one share of MPC- Florida Common Stock issued and outstanding and no shares of MPC-Florida Preferred Stock issued and outstanding.

                                    AGREEMENT

         In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

         1. Merger. MPC-Delaware shall be merged with and into MPC-Florida ("Merger").

         2. Effective Date. The Merger shall become effective immediately upon the later of the filing of this Agreement or a certificate of merger with the Secretary of State of Delaware in accordance with Delaware General Corporation Law and the filing of articles of merger with the Secretary of State of Florida in accordance with the Florida Business Corporation Act. The time of such effectiveness is hereinafter called the "Effective Date."

         3. Surviving Corporation. MPC-Florida shall be the surviving corporation and shall continue to be governed by the laws of the State of Florida. The separate corporate existence of MPC-Delaware shall cease on the Effective Date.


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         4. Articles of Incorporation. The Articles of Incorporation of
MPC-Florida as it exists on the Effective Date shall be the Articles of Incorporation of MPC-Florida following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida.

         5. Bylaws. The Bylaws of MPC-Florida as they exist on the Effective Date shall be the Bylaws of MPC-Florida following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.

         6. Board of Directors and Officers. The members of the Board of Directors and the officers of MPC-Delaware immediately prior to the Effective Date shall be the members of the Board of Directors and the officers, respectively, of MPC-Florida following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

         7. Conversion of Outstanding MPC-Delaware Stock. Upon the Effective Date, each issued and outstanding share of MPC-Delaware Common Stock and all rights in respect thereto shall be converted into one fully paid and nonassessable share of MPC-Florida Common Stock, and each certificate representing shares of MPC-Delaware Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of MPC-Florida Common Stock as set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of MPC-Delaware Common Stock may, at such shareholder's option, surrender the same to MPC-Florida's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of the same number of shares of MPC-Florida Common Stock as are represented by the MPC-Delaware certificate(s) surrendered to MPC-Florida's registrar and transfer agent.

         8. Stock Options, Warrants and Convertible Debt. Upon the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of MPC-Delaware Common Stock shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of MPC-Florida Common Stock, and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of MPC-Delaware Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of MPC-Florida Common Stock.

         9. Rights and Liabilities of MPC-Florida. On and after the Effective Date, and all in the manner of and as more fully set forth in Section 607.1106 of the Florida Business Corporation Act and Section 259 of the Delaware General Corporation Law, the title to all real estate and other property, or any interest therein, owned by each of MPC-Delaware and MPC- Florida shall be vested in MPC-Florida without reversion or impairment; MPC-Florida shall


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succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of MPC-Delaware and MPC-Florida without reversion or impairment; MPC-Florida shall thenceforth be responsible and liable for all the liabilities and obligations of each of MPC-Delaware and MPC- Florida; any claim existing or action or proceeding pending by or against MPC-Delaware or MPC-Florida may be continued as if the Merger did not occur or MPC-Florida may be substituted for MPC-Delaware in the proceeding; neither the rights of creditors nor any liens upon the property of MPC-Delaware or MPC-Florida shall be impaired by the Merger; and MPC-Florida shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

         10. Termination. This Agreement may be terminated and abandoned by action of the respective Boards of Directors of MPC-Delaware and MPC-Florida at any time prior to the Effective Date, whether before or after approval by the stockholders of either or both of the parties hereto.

         11. Amendment. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of MPC-Florida, or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

         12. Registered Office. The registered office of MPC-Florida in the State of Florida is located at 100 NE Third Avenue, Suite 610, Fort Lauderdale, Florida 33301, and Kipnis Tescher Lippman & Valinsky, P.A. is the registered agent of MPC-Florida at such address.

         13. Inspection of Agreement. Executed copies of this Agreement will be on file at the principal place of business of MPC-Florida at 2101 NE 33rd Street, Suite 600A, Pompano Beach, Florida 33069. A copy of this Agreement shall be furnished by MPC-Florida, on request and without cost, to any stockholder of either MPC-Delaware or MPC-Florida.

         14. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.

         15. Service of Process. On and after the Effective Date, MPC-Florida agrees that it may be served with process in Delaware in any proceeding for enforcement of any obligation or MPC-Delaware or MPC-Florida arising from the Merger.

         16. Designation of Delaware Secretary of State as Agent for Service of Process. On and after the Effective Date, MPC-Florida irrevocably appoints the Secretary of State of Delaware

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as its agent to accept service of process in any suit or other proceeding to enforce the rights of any stockholders of MPC-Delaware or MPC-Florida arising from the Merger. The Delaware Secretary of State is requested to mail a copy of any such process to MPC at 2101 NE 33rd Street, Suite 600A, Pompano Beach, Florida 33069, Attention: Mark Antonucci.

         IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority duly granted by their respective Board of Directors, has caused this Plan and Agreement of Merger to be executed, respectively, by its Chief Executive Officer and attested by its Secretary.


                                              METHOD PRODUCTS CORP.,
                                              a Florida corporation

ATTEST:

/s/ Michael Beaubien                          By:  /s/ Mark Antonucci
---------------------------                       -----------------------------
Secretary                                         Its: Chief Executive Officer



                                              METHOD PRODUCTS CORP.,
                                              a Delaware corporation


ATTEST:

/s/ Michael Beaubien                          By: /s/ Mark Antonucci
---------------------------                       -----------------------------
Secretary                                         Its: Chief Executive Officer

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